Exhibit 99.1


News Release

Atlas Air
2000 Westchester Avenue
Purchase, NY  10577-2543


Contact:     Vicki L. Foster
             (914) 701-8400


ATLAS AIR, INC. IMPLEMENTS SUCCESSION PLAN

Purchase, NY - January 30, 2001 - Atlas Air, Inc. announced today that Brian Rowe, a member of its Board of Directors, will succeed Michael A. Chowdry as Chairman. In addition, Linda Chowdry will fill the vacancy created by the death of her husband, Michael Chowdry, who was killed in an airplane crash on January
24. Richard H. Shuyler, currently the acting CEO of Atlas Air, has been named Chief Executive Officer and James T. Matheny, currently Atlas Air's Executive Vice President of Operations, has been named President and Chief Operating Officer. Together, the four will operate as an executive committee that will oversee the management and ongoing strategy of the Company.

Brian Rowe stated, "I am honored to accept the position of Chairman of the Board of Atlas Air and will strive to grow and strengthen the legacy that Michael has left us. The Board will be greatly enhanced by the presence of Linda Chowdry who understands better than anyone else Michael's vision for the Company and who, as Atlas Air's largest single shareholder, clearly shares the goals of all the Company's investors. Michael left Atlas Air with a strong management in place, all of whom are committed to help Atlas Air achieve the potential he envisioned. I am dedicated to continue Michael's vision for Atlas Air."

Brian Rowe has been on the Atlas Air Board of Directors since March 1995. He has in-depth industry experience, having spent his entire career in the aircraft industry. Rowe retired as the Chairman of GE Aircraft Engines of General Electric in February 1995, a position he had held since September 1993. He joined General Electric in 1957 and held various positions of increasing responsibility prior to his appointment as President and CEO of GE Aircraft Engines and Senior VP of the General Electric Company in 1979. Between 1979 and 1993, he and his team grew the business from $2B to $8B in sales.

Mr. Shuyler joined Atlas Air shortly after the Company was founded in 1992. Prior to becoming CEO, Shuyler was the Company's Executive Vice President of Strategic Planning and a member of the Board of Directors. He worked side-by-side with Michael Chowdry for seven years to build and develop Atlas Air both financially and strategically.

Mr. Matheny, who has been with Atlas Air from its inception, was Executive Vice President of Operations and a member of the Board of Directors. In that capacity, his focus has been building a solid operation foundation to service Atlas Air's customers and he worked closely with Chowdry to ensure that the Company's operations continually added value.

In assuming his new position, Shuyler said, "Michael Chowdry was a great leader and visionary and his loss is felt deeply by us all. He had the foresight to develop a strong team, a sound business plan and the financial resources to provide the foundation for the future of Atlas Air. The entire team is committed to building on Michael's legacy."

Matheny echoed Shuyler's comments, "No one individual can replace Michael. But as a team we are very strong and committed to continue to maintain Atlas Air's dominant position in the ACMI business. I am honored and humbled and ready to accept this new leadership role in the Company."

Atlas Air is a United States certificated air carrier that operates a fleet of B747 freighters under ACMI contracts. These contracts include the provision by Atlas Air of the Aircraft, Crew, Maintenance and Insurance for many of the world's leading international carriers. Atlas Air operates flights to 101 cities in 46 countries.